RED METAL RESOURCES LTD. 102 – 278 Bay Street Thunder Bay, ON P7B 1R8

Red Metal Resources Settles Debt with Shares

Thunder Bay, Ontario, January 31, 2020 -  Red Metal Resources Ltd. (OTCPINK:RMES) (“Red Metal”, or “the Company”) announces that on January 30, 2020, the Company entered into debt settlement agreement (the “Agreement”) with Ms. Caitlin Jeffs, the Company’s CEO, President, and a Director, whereby the Company agreed to convert USD$167,103.91 the Company owed to Ms. Jeffs under convertible notes payable into 3,713,420 shares of the Company’s common stock (the “Shares”) at a deemed price of $0.045 per Share.

The Shares were issued pursuant to the provisions of Regulation S of the United States Securities Act of 1933, as amended (the “Act”) relying on Ms. Jeffs’ representations that she was not a “U.S. Person” as that term is defined in Rule 902(k) of Regulation S promulgated under the Act, as amended, and that she was not in the United States at the time the Shares were issued.

For further information, please refer to Form 8-K the Company filed with the Securities and Exchange Commission on January 31, 2020.

About Red Metal Resources Ltd.

Red Metal Resources is a mineral exploration company focused on aggressive growth through acquiring, exploring and developing copper-cobalt-gold assets in Chile. Our projects are located in the prolific Candelaria iron oxide copper-gold (IOCG) belt of Chile’s coastal Cordillera. Red Metal is quoted on the OTC Pink Sheets under the symbol RMES. For more information, visit www.redmetalresources.com.

Contact:

Red Metal Resources Ltd.

Caitlin Jeffs, P.Geo, CEO

807.345.7384

www.redmetalresources.com